Exhibit 5.1

Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302

February 12, 2004

Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302

Ladies and Gentlemen:

I have acted as counsel to Countrywide Financial Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of $10,000,000 principal amount of deferred compensation obligations (the “Securities”), of the Company issued or to be issued pursuant to the Countrywide Financial Corporation Selected Employee Deferred Compensation Plan (the “Plan”).

In connection with rendering this opinion I have examined originals, or copies identified to my satisfaction as being true copies of originals, of such documents as I have deemed appropriate. In such examination, I have assumed that all signatures on original documents were genuine and that all documents were duly executed and delivered, where due execution and delivery are requisite to the effectiveness thereof.

On the basis of the foregoing examination and assumptions, and in reliance thereon, and upon consideration of applicable law, I advise you that, in my opinion, when the Registration Statement has become effective under the Securities Act and the terms of the Securities and of their issuance and sale have been duly established in conformity with the Plan, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principals.

I am admitted to practice in the State of California, and I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the federal laws of the United States of America, except that I am generally familiar with the laws of the State of Delaware presently in effect as they relate to corporate organization for purposes of the opinion set forth herein. This opinion is limited to such laws as they presently exist, to present judicial interpretation thereof and to the facts as they presently exist. I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative actions, judicial decisions or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sandor E. Samuels

Sandor E. Samuels
Senior Managing Director and
Chief Legal Officer